                                                      Registration No. 333-_____

    As filed with the Securities and Exchange Commission on August 12, 1998
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              __________________

                              APPLIED POWER INC.
            (Exact name of registrant as specified in its charter)

                WISCONSIN                                    39-0168610
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     13000 West Silver Spring Drive
           Butler, Wisconsin                                 53007-1093
(Address of Principal Executive Offices)                     (Zip Code)
                                _______________

                    ZERO CORPORATION 1988 STOCK OPTION PLAN
                    ZERO CORPORATION 1994 STOCK OPTION PLAN
                           (Full title of the plan)
                              ___________________

          ROBERT C. ARZBAECHER                                 Copy to:
Vice President and Chief Financial Officer           ANTHONY W. ASMUTH III, ESQ.
             Applied Power Inc.                             Quarles & Brady
     13000 West Silver Spring Drive                   411 East Wisconsin Avenue
     Butler, Wisconsin  53007-1093                   Milwaukee, Wisconsin  53202

                    (Name and address of agent for service)

                                (414) 781-6600
         (Telephone number, including area code, of agent for service)


                        Calculation of Registration Fee

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                                                                  Proposed                    Proposed
                                                                   Maximum                     Maximum                    Amount of
  Title of Securities               Amount to be               Offering Price                 Aggregate                 Registration
   to be Registered                  Registered                   Per Share                 Offering Price                   Fee
  -------------------               ------------               --------------               --------------              ------------

Class A Common Stock,
par value $.20 per share         529,836 shares (1)                  (2)                      $11,824,026 (2)            $3,488.09
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(1) On July 31, 1998, ZERO Corporation ("ZERO") became a wholly owned subsidiary of the Registrant through the merger of STB Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of the Registrant, with and into ZERO (the "Merger") pursuant to an Agreement and Plan of Merger by and among the Registrant, ZERO and Acquisition dated as of April 6, 1998 (the "Merger Agreement"). Under the Merger Agreement, each share of ZERO Common Stock outstanding immediately prior to the effective time of the Merger was converted into 0.85 (the "Exchange Ratio") shares of Registrant's Class A Common Stock, par value $.20 per share ("Common Stock"). Pursuant to the Merger Agreement, each outstanding option to purchase shares of ZERO Common Stock (a "ZERO Option") under ZERO's 1994 Stock Option Plan (the "1994 Plan") and ZERO's 1988 Stock Option Plan (the "1988 Plan"), each as amended (collectively, the "Plans"), was assumed by the Registrant and converted into an option to purchase shares of Registrant's Common Stock on the same terms and conditions as were applicable under such ZERO Option, as adjusted to reflect the Exchange Ratio. As a result, the Registrant assumed ZERO Options granted under the 1988 Plan covering an aggregate of 25,840 shares of Common Stock, as so adjusted, and ZERO Options granted under the 1994 Plan covering an aggregate of 503,996 shares of Common Stock, as so adjusted. No further options are intended to be granted under the Plans. The Plans and the ZERO Options provide for possible adjustment of the number, price and kind of shares covered by options granted in the event of certain capital or other changes affecting the Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement covers, in addition to the above 529,836 shares of Common Stock, an indeterminate number of shares that may become subject to the assumed ZERO Options by means of any such adjustment.

(2) The assumed ZERO Options, as adjusted pursuant to the Merger Agreement, have various exercise prices ranging from $14.86 to $32.60 per share of Common Stock. Pursuant to Rule 457(h), the aggregate offering price and the registration fee have been computed upon the basis of the aggregate exercise price of the assumed ZERO Options. With respect to the 1988 Plan, the aggregate exercise price for the 25,840 shares of Common Stock purchasable upon exercise of the assumed ZERO Options is $418,000, resulting in a weighted average exercise price of approximately $16.18 per share. With respect to the 1994 Plan, the aggregate exercise price for the 503,996 shares of Common Stock purchasable upon exercise of the assumed ZERO Options is $11,406,026, resulting in a weighted average exercise price of approximately $22.63 per share.

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                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Applied Power Inc. (the "Registrant") (Commission File No. 1-11288) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (as amended by Amendment No. 1 thereto on Form 10-K/A filed June 19, 1998);

          (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 1997, February 28, 1998 and May 31, 1998;

          (c) The Registrant's Current Reports on Form 8-K reporting events occurring on October 3, 1997 (as amended by Amendment No. 1 thereto on Form 8-K/A filed December 17, 1997), November 4, 1997, April 6, 1998, April 16, 1998, June 5, 1998 (as amended by Amendment No. 1 thereto on Form 8-K/A filed July 1, 1998 and July 31, 1998); and

          (d) The Registrant's Current Report on Form 8-K dated August 12, 1998, including specifically the description of the Common Stock in Item 5 thereof, which updates and supersedes the description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by the Registrant's Current Report on Form 8-K dated January 28, 1991; and any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

          Not applicable. See Item 3(d) above.

Item 5.  Interests of Named Experts and Counsel.

          The legality of the shares of Common Stock registered hereunder will be passed on for the Registrant by Quarles & Brady, the Registrant's legal counsel. The Registrant's Secretary, Anthony W. Asmuth III, is a partner of Quarles & Brady.

Item 6.  Indemnification of Directors and Officers.

          The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

          Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

          Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

          Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.  Exemption From Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form 8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Reference is made to the indemnification provisions described in
Item 6 of this Registration Statement.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Butler, State of Wisconsin, on August 12, 1998.


                                       APPLIED POWER INC.
                                       (Registrant)


                                       By: /s/ ROBERT C. ARZBAECHER
                                           -------------------------------------
                                           Robert C. Arzbaecher
                                           Vice President and
                                           Chief Financial Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard G. Sim and Robert C. Arzbaecher, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

            Signature                                Title

/s/ RICHARD G. SIM                    Chairman of the Board, President and
----------------------------------    Chief Executive Officer; Director
Richard G. Sim


/s/ ROBERT C. ARZBAECHER              Vice President and Chief Financial Officer
----------------------------------    (Principal Financial Officer)
Robert C. Arzbaecher


/s/ RICHARD D. CARROLL                Treasurer, Controller and
----------------------------------    Principal Accounting Officer
Richard D. Carroll


/s/ H. RICHARD CROWTHER               Director
----------------------------------
H. Richard Crowther


/s/ JACK L. HECKEL                    Director
----------------------------------
Jack L. Heckel


/s/ RICHARD A. KASHNOW                Director
----------------------------------
Richard A. Kashnow


/s/ L. DENNIS KOZLOWSKI               Director
----------------------------------
L. Dennis Kozlowski


                                      Director
----------------------------------
John J. McDonough

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*Each of the above signatures is affixed as of August 12, 1998.

                              APPLIED POWER INC.
                              (the "Registrant")
                         (Commission File No. 1-11288)

                                 EXHIBIT INDEX
                                      TO
                        FORM S-8 REGISTRATION STATEMENT

Exhibit                                                      Incorporated Herein               Filed
Number                   Description                           By Reference To                Herewith
------                   -----------                         -------------------              --------
 4.1      Restated Articles of Incorporation of the    Exhibit 4.1 to the Registrant's
          Registrant (dated as of February 13,         Registration Statement on
          1998)                                        Form S-8 (File No. 333-46469)

 4.2      Amended and Restated Bylaws of the           Exhibit 3.2 to the Registrant's
          Registrant (effective as of January 8,       Form 10-K for the fiscal year
          1997)                                        ended August 31, 1997

 5        Opinion of Quarles & Brady                                                             X

23.1      Consent of  Deloitte & Touche LLP, the                                                 X
          Registrant's independent accountants
          (and independent accountants for Versa
          Technologies, Inc.)

23.2      Consent of Deloitte & Touche LLP,                                                      X
          ZERO's independent accountants

23.3      Consent of Ernst & Young, VERO                                                         X
          Group plc's independent accountants

23.4      Consent of Quarles & Brady                                                     Contained in
                                                                                         Exhibit 5

24        Power of Attorney                                                              Contained in
                                                                                         Signatures page to
                                                                                         this Registration
                                                                                         Statement

                                     EI-1